Exhibit 99.2

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

June 15, 2004

4:00 pm CT

Operator:	Good afternoon ladies and gentlemen, and welcome to the Comarco Incorporated, fiscal first quarter 2005 conference call.

At this time, all participants are on a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session.

If anyone needs assistance at any time during the conference, please press the star followed by the 0.

As a reminder, this conference is being recorded today, Tuesday, June 15, 2004.

I would now like to turn the conference over to Ms. Jennifer Beugelmans with the EVC Group. Please go ahead, ma’am

Jennifer Beugelmans:	Thanks operator.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

This is Jennifer Beugelmans with the EVC Group. With us today are Tom Franza, President and Chief Executive Officer of Comarco, and Dan Lutz, Chief Financial Officer of Comarco.

At the market close this afternoon, Comarco announced results for the fiscal first quarter ended April 30, 2004. If you haven’t seen this release, and would like a copy, please call our office at 415-896-6820 and we’ll send one to you immediately.

In addition, the company also filed Form 10Q with the SEC yesterday afternoon. There will be a taped replay of this call beginning approximately one hour after its conclusion, and available until Tuesday, June 22, at 9:00 pm Eastern Time.

The replay number is (800) 405-2236, or for international callers (303) 590-3000. You will need to use the pass code 11-000-792 followed by the pound sign for both.

The Web cast will be available unto the release of the company’s second fiscal quarter of 2005 result, which will occur sometime in July of 2004 and is available at www.comarco.com.

Before we get started, as a reminder, during the course of this conference call, the company may make projections or forward-looking statements regarding its financial outlook and strategic goals.

Furthermore, statements made during the course of this conference call, which state the company’s or management’s contentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. It’s important to note that Comarco’s actual results could differ materially from those projected on such forward-looking statements.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company’s SEC filings, including but not limited to the company’s report on Form 10K for the year ended January 31, 2004, as well as Form 10Q for the quarter ended April 30, 2004.

Copies of this document are available and obtained by contacting Comarco or the SEC.

Finally, the company wishes to point out that the first quarter of fiscal 2004 was restated for various adjustments that are fully described in the company’s annual report filed on Form 10K with the Securities and Exchange Commission for the fiscal year ended January 31, 2004.

At this time, I’d like to turn the call over to Tom Franza, President and CEO of Comarco.

Thomas Franza:	Thanks Jennifer, and thanks to everyone for joining us today.

During the first quarter, we remained focused on adding products that have competitive advantage, developing our best-in-class supply chain, and development of the best possible sales and distribution network.

For the wireless test solutions business, we introduced another major component to our Seven.Five family of products, QualiPoc that will provide very local as distributed test functionality for wireless operators and infrastructure providers.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

We have recently completed the marketing and packaging for a stand-alone third generation scanning receiver. And in partnership with PCTEL, we will sell 802.11 WiFi network performance tools to WiFi operators, infrastructure providers, and IT managers worldwide.

As you know, WiFi networks are growing and proliferating rapidly and are a natural complement to wide area cellular networks. The WiFi analyzer is a local as portable product that runs on the Pocket PC platform.

The product monitors traffic, identifies sources of interference, detects unwanted access points, reports throughput, and measures network and radio parameters.

We recently expanded ourselves in distribution network as well. We have opened sales and support facilities in Brazil and China during Q1. Brazil and China are two of the world’s fastest growing wireless markets.

For ChargeSource, we continue to make good progress on our product roadmap. As I mentioned during previous calls, we are one of only two companies that have access to patented technology that allows programmability of mobile charging products.

This technology allows us to create programmable power adapters for a multitude of mobile power products and is a significant barrier to entry for new companies wanting to enter this market.

More importantly, ChargeSource is the highest powered — up to 120 watts currently — charger in the category. We are the only company utilizing small form-factor topology with integrated planar magnetics.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Without our patented small form-factor topology, the only way to bring a high-powered product to market is by significantly increasing the size and weight of the products. That is a product weakness that our target customer is unlikely to tolerate.

As more high-powered mobile laptop computers are introduced, we believe that demand for small or lighter chargers will increase and we will gain market share worldwide.

Our product roadmap also includes a full-range of AC, DC, AC and DC chargers and storage products, aimed at laptop computers, smart phones, PDAs and DVD players, and that simultaneously can recharge multiple mobile devices.

By capitalizing on our unique technology, we believe that our products will gain market share by being both universal and the smallest, thinnest, and most powerful available.

During the quarter, we began to develop our new distribution partnership with Belkin. Both Comarco and Belkin are squarely focused on achieving maximum penetration in the end markets for ChargeSource. Although we believe that Belkin is the best-positioned distributor for domestic as well as international markets, we recognized that their launch is going slower than we have hoped.

Comarco and Belkin are currently reviewing the situation and developing alternatives to improve performance and meet the sales and profit objectives of each company. Our review will be completed quickly and we’ll update you of the progress as soon as possible.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Regarding call box, the political climate in California, though improved somewhat, still remains a bit unpredictable. There has been a very positive development however. We are involved in a very large procurement aimed providing a new wireless communication system for New York City.

The 9/11 incident pointed out the need to improve New York’s emergency communications and response capability. The objective of the procurement is to provide interoperable wireless communications between fire, police, and other agencies; vehicle location; and advanced call box systems.

As the incumbent contractor for the city’s call box system, we are very optimistic about our prospects.

In a few minutes, I will have Dan Lutz, our Chief Financial Officer, discuss the financial results. But before that, I’d like to touch on a few additional highlights. After Dan walks us through the numbers, we’ll take your questions.

The highlight of the first quarter was our continued success in the wireless test solutions business. This growth was the result of the recovery in spending by global carriers and equipment vendors and our market leaving Seven.Five product and strong sales and distribution.

There is no doubt that the cellular market is becoming more competitive. Prices to consumers are virtually the same across the competitive landscape.

As a result, carriers are constantly looking for means to distinguish themselves from the competition. Quality of service is clearly one of the most focused upon areas.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Carriers are investing more to ensure quality across their global networks as our - and our broad, dynamic, and well-recognized family of products is benefiting from this trend.

In the first quarter, we continued to strengthen our technology lead with the addition of EDGE, and the introduction of QualiPoc, which is the only smart phone based system that allows carriers to access user perceived quality of service from thousands of locations.

With the increased usage of new cellular base applications, including email, streaming video and location services, this functionality is critically necessary for carriers to have and was developed in direct response and increasing needs for carriers to be able to more accurate, cost effectively, and quickly measure quality of service.

Finally, we’ve made excellent progress on the development of a best-in-class supply chain. During the quarter we had a number of key manufacturers to our already expense evasion supply chain.

Our supply chain partners are uniquely qualified to manufacture our patented small form-factor topology and our source of competitive advantage in terms of cost, quality, and time to market.

Now, I’d like to turn the call over to Dan to review the fourth quarter financial performance.

Daniel Lutz:	Thank you Tom. Good afternoon, ladies and gentlemen.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

As our Form 10Q for the first quarter of fiscal ‘05 is on file with the SEC and available to the public, I’d like to limit my comments and simply touch on certain items related to our operations for the first quarter of fiscal ‘05, as well as the balance sheet as of April 30, 2004.

As noted in today’s earnings release, WTS revenue continued to increase sequentially for the first quarter of fiscal ‘05. WTS revenue totaled 5.3 million, which included approximately 2 million attributable to SwissQual sales.

Additionally, we entered the second quarter of fiscal ‘05 with 2.2 million in the third SwissQual revenue, of which a million has already been collected.

I’d like to note that the business outlook for WTS revenue of 4 million to 4.5 million per quarter for the balance of fiscal ‘05, does not include revenue from the new products which we have recently released or are scheduled to be released over the next several quarters.

These new products as Tom mentioned, include QualiPoc, our standalone 3G scanning receiver, and the WiFi analyzer.

Sales of our call box systems and related maintenance services, generated revenue totaling 1.6 million for the first quarter of fiscal ‘05, which was comparable to the first quarter of fiscal ‘04 as well as the fourth quarter of fiscal ‘04.

As indicated in the earnings release, we continue to expect call box revenue for fiscal ‘05 to be between 5 million and 7 million. And these projections also do not include the impact of the RFQ for New York City that Tom has previously mentioned.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

ChargeSource revenue totaled 2.2 million for the first quarter of fiscal ‘05 with Targus as the significant customer and Belkin making an initial buy of a limited number of units during the last month of the first quarter.

I’d like to note that the Targus revenue for the first quarter was generated as we fulfilled our remaining obligations to Targus, and looking forward, our business with Targus is expected to be limited to RMA and standard warranty obligations.

Selling, general, and administrative cost for the first quarter of fiscal ‘05 which totaled 2.6 million, includes a $400,000 charge related to the proposed settlement of a dispute with a national wireless carrier based in Latin America. Excluding this charge, SG&A for the first quarter of fiscal ‘05 was comparable to the corresponding quarter of fiscal ‘04.

Engineering and support cost for the first quarter of fiscal ‘05 totaled 1.9 million, an increase of approximately 400,000 as compared to the corresponding quarter of the prior fiscal year.

It’s important to note that for the first quarter of fiscal ‘05, no engineering cost were capitalized as software development cost in contrast to approximately $900,000 of engineering cost capitalized for the first quarter of the prior fiscal year.

And with respect to amortization and depreciation for the three months ended April 30, 2004, amortization consisting primarily of software development cost totaled 637,000 and depreciation totaled 516,000.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Moving on to the balance sheet, as of April 30, 2004 which remains strong, we had cash balances totaling 14.8 million.

Accounts receivable decreased by 1.8 million, and as previously discussed, SwissQual continues to perform on their obligations to the company.

As of the end of the first quarter of fiscal ‘05, amounts due from SwissQual decreased by $270,000 to $2.3 million as compared to the ending balance of the prior quarter.

Accounts receivable at April 30, 2004 was 7.3 million, and based on sales for the first quarter, our DSOs came in at 74 days. I’d expect DSOs for the balance of fiscal 2005 to be consistent with the first quarter.

Finally, our inventory balance increased by approximately 1.6 million to 7.7 million. This increase is primarily attributable to the purchase of additional raw materials required to fill customer purchase orders that are scheduled to be delivered during the second and third quarters of fiscal ‘05.

I’d like to turn the call back over to Tom.

Thomas Franza:	Well, now it’s time for the question-and-answer period. So if there are any questions, operator, could you queue them up?

Operator:	Thank you sir.

.	Ladies and gentlemen, at this time, we will begin the question-and-answer session. If you have a question, please press the star followed by the 1 on your telephone keypad

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

If you would like to decline from the polling process, you may press the star followed by the 2.

You will hear a three-tone prompt acknowledging your selection. Any question will be polled in the order that they are received.

If you’re using speaker equipment, you will need to lift the handset before pressing the number.

One moment please for the first question.

And our first question comes from Michael Coady with Sedoti. Please go ahead.

Michael Coady:	Thanks. Good afternoon guys.

Thomas Franza:	Hi Michael.

Daniel Lutz:	Hi.

Michael Coady:	Regarding the new product releases, could you talk about both the timing of the WTS product releases as well as the - well I guess we will start with that.

Thomas Franza:	Yeah. For WTS, there really are three products being launched at this time. QualiPoc has already been launched or out talking to customers. There’s pretty significant interest and our sales people are pretty optimistic about booking significant amounts of revenue this year, although we don’t have an estimate yet, it’s a little early.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

In terms of the new 802 WiFi product, we have signed an agreement with PCTEL and we have staffed the project and we are out putting together marketing and sales chips and starting to talk to initial customers just because of the power of the product and the need for it given the rapid proliferation of 802 networks inside corporations and in other commercial establishments, and the problems that are starting to show up due to interference and other issues, we believe it’s a significant opportunity and is very compatible with our other products in the wireless wide areas.

We do expect there’s going to be convergence of unlicensed 802-type networks and license wide area cellular networks, already seeing some signs of that with companies like T-Mobile, Verizon, etcetera.

So we believe this is very complementary and again, should produce incremental revenue. We do believe this year, again, no estimate at this point in time.

The standalone scanner is something that we’ve been working on for a time. We - after studying the market, we have created a new marketing plan, have repackaged the product, changed the software user interface, make it more compatible to what we believe the market wants to buy.

That activity is done. The launch is underway. We are talking to customers. We actually have received a couple of orders, small orders already. We do expect to do pretty well with that product this year as well, again, no estimate this time.

I should point out that in our guidance, we really have, since it’s difficult for us to estimate what these new products might produce, we have excluded them from our guidance. So anything that would flow forward from these new products in wireless would be upside potential.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Hopefully that helps you, Michael.

Michael Coady:	That - thanks, and of the three products, which do you - which generates the most excitement on your end?

Thomas Franza:	Well, really - QualiPoc is already caught on in Europe. There’s a couple of pretty high profile carriers, have brought in to QualiPoc. It’s been an unmet market need around the world for a very long time for an extraordinarily low cost quality of service product.

I should note that the algorithms that measure the quality of voice data and even video run in the QualiPoc environment, so it’s a - fundamentally, a software product, very inexpensive, so it enables carriers to put out very, very large numbers of quality measurement points.

And so, I would think probably that would be the number one opportunity in terms of an exciting new product. Scanning receiver, as I’ve said before, supports 3G and all the world’s bands. That’s a very, very high performance receiver. There are only a few companies in the world that have these types of products.

We believe this product is as good or better than the best that are out there. And it’s very - again, very complementary to all of our other sales activities. So we’re excited about that.

And then clearly, 802 capability is something that we have been observing for a long time. Now that it’s pretty clear that this is an item that’s going to stay in the commercial arena for quite some time, we believe it’s a good time for us to have a product.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

We’ve been working with PCTEL for a very long time evaluating the product. We believe it’s the, by far and away, the best product available. And we’re - again, it’s very complementary, it fits in very nicely with the rest of what we sell and what our sales force sell. We think that, you know, we think that this is going to be a big success as well.

Michael Coady:	Okay, great.

That sounds exciting. Now on the ChargeSource side, could you talk about two things?

First of all, why the delay on Belkin’s launch, what caused that, and then the product roadmap there as well, please. Thanks.

Thomas Franza:	Yeah. The Belkin launch - base - the fundamental cause of the problem with the Belkin launch is that their first efforts to get the pegs in the big box retailers met with more resistance than they expected.

Belkin’s continuing to press at big box but it’s, you know, clear now that it’s going to take them longer to get in there than they had originally thought. And that’s what leads us to believe that they’re running behind schedule.

So, we’re looking at it, they’re looking at it, and we’re developing plans and alternatives to get over this issue and we’re kind of in the middle of that process right now.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

In terms of new products, we - the second - our second half, we’ll be introducing the 50-watt hour universal battery, again uses all the same universal output technology that works with all the other ChargeSource products, will come out and work with PDAs, Smart phones, laptop computers, and DVD players right from the get go.

We are introducing a 40-watt AC and DC charger that will work with low power devices all the way up to DVD players. It will be the only product in the market that is AC/DC programmable product that can support up to DVD players and also down, including Smart phones, etcetera.

We - we’ll be introducing a Euro charger, an AC/DC charger for Europe, that we’ll be shipping in our second half, which is coming up in about a month or so as well.

So, those are the three major product introductions. We are further down the line; we’re working on a higher power charger. The road map of several of the laptop manufacturers is indicating that they’re going to beyond the 120-watt capability.

We are planning to introduce an AC/DC charger that will support very, very high power levels. And we think it will be the only one of its kind and it will be the - probably the only charger that can support the new laptops as they come out next year.

It’s going to be just as small and lightweight as the existing chargers, which is going to separate it dramatically from anything that our competitor could bring up.

Michael Coady:	Okay.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

And just to take a quick step back - regarding Belkin, I’m having trouble getting in to the big box retailers, do you think that that’s because that perhaps Mobility is already there and they don’t want a competing product, we’d be displacing them, can you be beside them on the shelves or is that not accurate?

Daniel Lutz:	Yeah, that’s - I mean, I would think that that is probably accurate that the retailers have just so many pegs and they are going to get the best deal that they can get to give up those pegs and there is competition, there are other companies out there; in fact, for the most part in big box, Targus is still out there selling the Comarco product, so Belkin, to an extent is going up against the Comarco product sold by Targus, and Targus is the incumbent.

So, that’s a pretty tall barrier.

Michael Coady:	Uh-huh.

Daniel Lutz:	Kensington is also out there selling the Mobility product. So, there is a fair amount of resistance and those three companies are going to have to pound it out and fight it out and so, that’s going to take a certain amount of time for Belkin, I - you know, it’s hard for me to estimate how long it’s taken.

But in terms of the cause of the delay, I mean clearly, that’s the main cause of the delay if not the only cause.

Michael Coady:	Okay, so I’ll get off right after this, but it sounds like it will be that much tougher because Targus will now be selling Mobility, and so, they will remain the incumbent even after they have sell through their Comarco.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Thomas Franza:	That maybe true, although, once Targus sells through Comarco, then I think Targus and Kensington are going to face a significant problem that they’re both really selling the identical product.

So, I think that would actually give Belkin a big edge to go in there with a highly differentiated product, you know, smaller, thinner, wider, higher power, going up against the bigger, fatter, heavier, Mobility product that’s fundamentally being sold by Kensington and Targus; they’re identical, they’re priced the same, they look the same, they weigh the same, they do the same.

So, to that extent I think actually Belkin would have an edge having the differentiated Comarco product.

Michael Coady:	Okay, thank you very much Tom, I’ll jump off for somebody else to ask questions.

Thomas Franza:	Okay, thanks, Michael.

Operator:	And our next question comes from Larry Litton with Second Line Capital Management.

Please go ahead.

Larry Litton:	Hi, just a couple of follow-ups on the Belkin question.

First of all, when we get to the next generation product, which hopefully the technological edge, would that also be sold as an OEM product or only after market?

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Thomas Franza:	Actually, any of our products are capable of being sold as OEM, we - sometimes there’s some confusion. Some people use OEM differently than others.

There are really two sides to OEM; one is the pure OEM opportunity, which is the charger in every box that comes with a laptop or a cell phone, etcetera. And then the other opportunity is our third party options with OEMs, where sometimes, the laptop manufacturers such as Dell, will sell either a Dell branded or a third party branded product on their Website or on their configurator as an upsell to a laptop.

Clearly, we are already - been involved in third party options. Dell currently sells our DC charger on their configurator, has been doing so for a long time.

Other companies such as IBM have purchased units from our competitor.

So, yeah, absolutely for third party, no question.

And for the pure OEM we - it’s very high priority to us. We believe that the small form-factor creates a compelling argument as these laptops start to go beyond 120-watts.

The chargers that you’ll see in the - coming out of the boxes are absolutely huge. And we are certainly hopeful that we can convince an OEM that, you know, having a smaller, slicker charger that does the same job for approximately the same cost makes more sense.

So, it’s something that we are pursuing and someday, we hope to be able to capture some of that business.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Larry Litton:	Let me switch gears for a second, you have just said that we have certain technologies that we share with Mobility and there are certain technology that are unique to us, is there any likelihood that we would license those technologies to Mobility or another party?

Thomas Franza:	We - yeah, we - there is actually a high and likelihood that we would license the small form-factor technology, if, again probably aiming it at the pure OEM market.

Probably the best way to address that market would be to let on - of the super high volume Asian manufacturers of which there are several that make tens of millions of these adaptors for OEMs; have the technology incorporated in to the rest of their manufacturing capability, achieve scale, and then pass it through to the OEM.

That more than likely would be a transfer of technology, licensing, know how, etcetera kind of an arrangement, can probably be royalty based. That IP all belongs to Comarco exclusively, so we have every right to do whatever we want with it.

The part that shared between Comarco and Mobility, neither party can sub-license the other party’s shared technology, so the programmability part of the technology, the IP, really cannot be sub-licensed in accordance with our agreement with Mobility.

They can’t sublicense what Comarco has, and Comarco can’t sub-license what Mobility has.

In terms of the OEM opportunity, it doesn’t really matter because the OEMs don’t need programmability. When the OEM buys a unit, it’s dedicated to one laptop. And so, programmability becomes, if not totally unimportant, certainly much less important.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

So, the only interest we believe would be for the small form factor, small size and weight.

Larry Litton:	Switching to Belkin, do they have any minimum obligations or requirement that they have to meet in order to maintain exclusivity?

Thomas Franza:	Yes they do.

Larry Litton:	Okay.

And I don’t, I mean Belkin has all kinds of pegs, so they can take something off their existing pegs and put this on.

To what extent - my concern is that this is a very short honeymoon, you know, we have a very small product line to Belkin and its success is not going to make or break them, conversely this product line is our lifeblood, to what extent are we finding that, it’s not a big enough priority for Belkin and the only priority.

Thomas Franza:	Well, I don’t think that’s an issue at this point. I mean that’s always going to be - that’s almost - a classic problem was whoever you would be dealing with, but quite frankly, we review this pretty carefully with Belkin before we started to work with them, they feel it’s an important category and admittedly, you know, they’re a big company, they’re a $700 million company.

So, this is not make or break. But I think you could say that of just about any other distributors that we may use.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Hypothetically, if Belkin decided this wasn’t interesting to them, there’s a number of other ways that we can sell these products, there is a, you know, a big demand for the product category. It’s being driven by all these portable battery-powered, power hungry devices. I just recently purchased a smart phone and I use it and I love, and I get e-mail on it and it’s a phone. But the battery is dead at the end of every single day.

And so, there’s a much higher demand now for cool charging devices for travel etcetera, that there’s ever been before. There’s plenty of people that want to sell it and if - again and I don’t believe that Belkin is not interested in it but if they weren’t interested in it, there’s plenty of other people that are.

Larry Litton:	All right, and lastly Tom, I mean, you mentioned this kind of before in the 10Q - the 10Q talks about working aggressively with others to create and capture demands for the ChargeSource product. And this recent channel is not effectively addressed for Belkin; can you expand on that at all?

Thomas Franza:	Yeah, when - again, when we first got together with Belkin, we had many, many long talks about what some of the challenges were?

And one of the obvious challenges is when we work through a distributor, when going to big box retail or going to many of the other end market segments, the distributor is just perfect, they’re competitive, they can bundle this product with many of other products, the programs that they offer the different end retailers are - basically apply to all the products that they bundle together.

And it’s a real efficient, well-oiled kind of an approach to the market.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

However, there are many end segments, and in certain spot opportunities where, just because of the economics, there is no room for a middle man. It’s fundamentally, economically, impossible to have the manufacturer, the middle distributor and still be able to come up with a deal that makes sense to the end customers.

So, in those cases, we designed in different mechanism in our arrangement, so that if we do reach for a certain opportunity that cannot be effectively addressed with us and Belkin, then Comarco would take the opportunity by itself. And that’s in our original contract and it’s a good mechanism.
And so, clearly, we will be out searching for opportunities; our first choice would be to have Belkin address it but quite frankly, there’ll be many that they can address, and then we have the mechanism, so we cannot give up the business.

Operator:	Our next question comes from Michael Coady, with Sedoti.

Please go ahead.

Michael Coady:	Thanks.

Dan, I wanted to get - (a little interest) from you please. Could you talk about the operating expenses that you expect, basically for the balance of the year, or at least for the next couple of quarters?

Daniel Lutz:	Well, I would actually use SG&A for the first quarter as well as the preceding quarter as a run rate excluding the $400,000 charge that is in SG&A. And I think engineering support is at a run rate that will see you through the balance of the year.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Michael Coady:	Okay.

And with - its sounds like the ChargeSource is probably going to be down sequentially, will that drag the gross margin down a little bit as well?

Daniel Lutz:	Yeah. The gross margin of our three businesses are somewhat tied base on our manufacturing capacity, number of units we ship out as we have some fixed operating cost, so as certain businesses may, you know, hit certain low points, the margins will suffer in the other businesses.

Now, once all three businesses are stabilized, you know, we’ll go back to the historical margins, which have been approximately 35% to 40% for wireless applications, which is ChargeSource and call box.

And we’ve achieve, you know, net 60% on WTS in the past, I’d expect to be there again. And that blends to about 50% overall.

Michael Coady:	Okay.

And then I wanted to touch on your comment about the capitalization of software, you didn’t capitalize any for the current quarter, what are our expectations in that regard for the balance of the year?

Daniel Lutz:	Well, what we’ve said; I’ll just recap last year, last year we capitalized approximately 2.8 and we amortized about 2.8, so no net change for the year. So we’re at about 5.5 at the beginning of the year.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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We don’t anticipate capitalizing any additional engineering cost as capitalize software development. And we think we’ll take about 1.8 million to 2 million off the balance sheet for the current year.

Michael Coady:	Okay.

And that being the case, you want to offer any kind of cash flow projections for the year?

Daniel Lutz:	No, not at this time.

Michael Coady:	Okay. All right, thank you very much.

Daniel Lutz:	Thanks, Michael.

Operator:	And our next question comes from (Allan Parzo) with (Alcorn) partners.

Please go ahead.

(Allan Parzo):	Hi, Tom.

Thomas Franza:	Hi, Allan.

(Allan Parzo):	Can you explain the circumstances surrounding the South American charge as one question?

Thomas Franza:	Yes, very simply. We - one of the subsets of the Seve.Five family, we call the Duo, is an engineering tool. We sold the product to a major Latin American carrier who happens to be a long time great customer; ten years.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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And sold the product and shipped it to them several months ago, they accepted it, they paid for it and when they installed it in company vehicles, they ran into some problems; the vehicles they were using couldn’t - really couldn’t support the power needs of the product; a lot of logistical issues.

To make a long story short, they had an urgent test window that - where they have to perform critical network testing in the April-May time frame I believe it was, and the test could not be moved. Our equipment didn’t work in the vehicles that they had, so they were forced to rent - lease equipment from a competitor and use it to support that test.

Subsequently we have been able to solve their vehicle power problems and we - and the equipment that we have sold them is very capable equipment and better than the stuff that they rented, so they want to be able to use it.

But now, there is this pesky little problem of the damage that they suffered based on the rental. And although there was an argument that, you know, the vehicle was - should have - they should have picked the vehicle that was compatible with the power needs of the equipment.

Since the customer is always right, and since this customer is expected to produce a lot of revenue for us in the future, we decided to compromise and help out with the rental damage and the 400,000 is a reserve we’ve taken as an estimate of what we’ll actually end up paying them for the…

(Allan Parzo):	So is that quantifiable or is that just an estimate or…

Thomas Franza:	Well, we, you know, it’s pretty quantifiable; it’s highly likely, over 90% that we’re going to pay it. We’ve already actually offered this to them.

And the amount has been queued over endlessly, so it’s a pretty tight estimate I believe of how it will finally end up.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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(Allan Parzo):	So, the amount is basically set?

Thomas Franza:	I think so.

(Allan Parzo):	Okay.

And can you just basically explain to me what you just did here, the situation with Belkin and exactly what has happened here. I’m just…

Thomas Franza:	Well, here’s exactly what has happened; we signed them up in January, we have a number of meetings on them before we signed them up, they’re a first class outfit. They’re the biggest and the best distributor in this category. They have a pretty good track record of success, and they were very interested in the category. They weren’t in this category so they didn’t have, you know, perfect market knowledge about this category, but they were confident that they could take this thing on.

We signed them in January. They did have some delays in getting their packaging together. So they didn’t really start taking deliveries until April. And that probably slowed down their sales force a bit.

But the big problem as we see it today is that their first shot to go into the big box retailers where most of the volumes go through, they ran into a lot more resistance than they thought. And they didn’t get in on the first shot. They’re now going back and going to keep banging on that door until they get in. But there are windows for store resets and there are incumbents in there and there’s - you know, it’s a battle — it’s a competitive battle.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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So not having the pegs at the big box retailers puts them in a position where it’s - they’re not going to be able to sell as much of ChargeSource as they would have if they have those pegs. And that’s it in a nutshell. I mean, that’s exactly the problem. And they’re working on it and we’re looking at it and we’re working with them. And, you know, we’re going to come up with a solution, some kind of a solution and get it solved.

(Allan Parzo):	But they have minimums they’re supposed to buy.

Thomas Franza:	They have minimums that they have to buy if they want to maintain exclusivity.

(Allan Parzo):	And if they don’t, they just pull it off and that’s it?

Thomas Franza:	If they don’t make their minimums, they lose exclusivity.

(Allan Parzo):	Okay. Thank you.

Operator:	And our next question comes from Larry Litton with Second Line Capital Management.

Please go ahead.

Larry Litton:	I don’t know if it’s too much details, but in terms of when - feeder on the fire, what are the breakpoints in terms of - or what are the minimums that have to be met? Is it annually or is it the clock doesn’t start until the second year? How does that work?

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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Thomas Franza:	Well, it’s a, you know, it’s a kind of an endpoint minimum. But again, if it appears that they aren’t going to make it or they’re not interested as someone suggested earlier, or something has changed, there are other escape mechanisms available. So it’s not like we’re going to be stuck with the golden handcuffs.

Right now, our goal is to make Belkin succeed. And, you know, given their size and strength and their track record, there’s no reason why they wouldn’t succeed. If something changes, then we’ll adapt to it and deal with it.

Larry Litton:	Okay.

A couple of questions for Dan.

Daniel Lutz:	Yeah.

Larry Litton:	When you look at the gross margin weakness, perhaps, in this quarter, you know, you sighted the volumes but is there a portion of it, a function of learning curve or do you think - is it all volume related?

Daniel Lutz:	Primary, for the firs quarter, it’s all volume related. In the prior two quarters, when we’re introducing our new ChargeSource 120-watt products, we had some inefficiencies as you would expect with launching new products in the manufacturing. But the first quarter is typically driven just by the absorption of our fixed cost.

Larry Litton:	Okay.

And then if any - if maybe a limited amount of clarification on your guidance, is it fair to say it looks like - in total, we should still be on the red in Q2 and probably in Q3 and hopefully making money in Q4? Is that kind of what we’re talking about?

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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Daniel Lutz:	We haven’t really provided the bottom-line guidance. But I think you should have enough to make, probably, your own independent assessment.

Larry Litton:	Well maybe - in terms of ChargeSource, for example, you’re talking about the decline versus last year; I guess I’m particularly interested in the third quarter. Are we - are you hoping to get close to that number from the prior year or are we still looking at a pretty drop, do you think?

Thomas Franza:	Well we’re still working on the Belkin launch situation. I mean, we’re working on it as we speak. So probably, you know, you ought to give us a little bit more time to really understand what we have, what the alternatives are and how we’re going to get things straightened out before we try to answer that. It’s too much of a speculation at this point.

But we - I’m absolutely confident that we got the best product lineup by far that’s out there. There’s a good market demand. The product roadmap - product development is in good order. The supply chain is in good order. So, quite frankly, we’ve got - now we got the distribution issue to get straightened out. We’ll get it straightened out, and it’ll good.

But whether or not, it’s Q2, or Q3, or Q4, you know, I think it’s a little early for us to speculate. But, you know, obviously, we’re going to make it as, you know, I’d rather have it sooner rather than later for sure.

Larry Litton:	Okay, fair enough. Thanks.

Operator:	And our next question comes from (Neil Bratcher) with (Broadward Capital).

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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Please go ahead, sir.

(Neil Bratcher):	Yeah, just a few clean-up question from some of these issues.

One is it sounds as though, the second quarter year comparing versus that 1.3 - I just want to be clear about that because the language in the press release wasn’t clear, that you’re expecting to be below 1.3 for ChargeSource in the second quarter.

Thomas Franza:	Yeah, you know, yeah, I think so. Again, we’re not through the complete analysis. But I think the best of our knowledge today we would like to guide people to that point.

(Neil Bratcher):	Okay.

And then after that, obviously, it’s a huge jump from 1.3 to 6.1. But that’s where your answer to the previous question comes in.

Thomas Franza:	I think so.

(Neil Bratcher):	Okay. All right.

Then, on the WiFi product, you know, that’s an area where, obviously, as you mentioned, there’s a lot of growth. But as I understand it, the products for measuring WiFi networks have been out there for quite a while, and I’m wondering what’s proprietary about what you have?

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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I understand that you’re selling a range of products for wireless quality testing so it makes sense to have a full quiver. But is there anything that gives you guys a chance to have a good margin in this space?

Thomas Franza:	Well, I think so. PCTEL owns DTI, which is the other major standing receiver company in the world. This technology actually came out of DTI. It’s pretty advanced stuff. It’s a pretty powerful product. We have been testing the product and using it to solve real world 802.11 problems in office buildings. And it’s a really valuable tool. It doesn’t - we don’t have to sell it for a lot of money.

And there’s a pretty big potential market. I mean, it’s probably not very many office buildings in the United States that aren’t either putting in 802 access points or planning to put in 802 access points. But as soon as they start to do it, the IT people run right into the wall of not having enough information. And so this is a really handy product to buy. It’s easy to use. You know, it’s portable. It’s inexpensive. It doesn’t take hardly any support.

So we think that - we think it has good legs. And if you follow the 802 story, 802.11 is the beginning of a very, very big story. There are advanced standards that have been developed and some that are still on the final stages of development that could create absolutely huge new markets going forward. And I think it’s strategically important for us to be here at, you know, the earliest phase of this market opportunity or even beyond the revenue and profit potential of this first product so that one thing leads to another.

So as 802 progresses, as all these WiFi and WiMax technologies move down the - their roadmaps, I think we want to make sure we’re one of the three or four companies there in the quality of service phase.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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(Neil Bratcher):	Well my next question, actually, does concern WiMax. But before we get to that, I’m just trying to understand exactly what you guys bring to the table here.

The customer said it sounds like it’s not the traditional wireless carrier customer side. It’s really the enterprise. And it clearly - some of the technologies are similar, but as you said, you’re getting some of them from this PCTEL subsidiary. And I guess PCTEL is going - doing the marketing because they have the access to that customer set.

So what is it that you guys have in this phase?

Thomas Franza:	We - the reason that we linked up with PCTEL is that PCTEL - and that we feel that the logical - one of the logical customers for this are the wireless carriers and the wireless infrastructure companies who have a very great interest in all the 802 technologies, not only are they potential competitors to cellular, but they’re really complimentary to cellular. And the plans for many cellular companies include creating hybrid phones and devices that will work in the Wide Area Network and work in the dedicated and licensed 802 band as indicated.

So, we believe what wireless carriers and infrastructure companies will be buyers of this kind of technology that they’re going to want things like 7.5 to be able to support these technologies as well.

In addition to - and that is our normal customer set. And those are the very people we visit all day long.

In addition to the normal set, there is the new set of IT managers in general. And true, it’s not our standard customer. There aren’t a lot of companies in

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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engineering quality of service for wireless. So, we believe it will not be that difficult to reach those buyers and - or have them reach us more likely and sell this product to them.

(Neil Bratcher):	That makes a lot of sense.

And how seriously do you take WiMax as a competitor a few years down the road to the traditional service systems?

Thomas Franza:	I don’t see it, you know, for what little - my opinion is worth. I don’t really see it as a big competitor. I do see it as very complimentary. I think things like WiMax really are the solution to the problems that stopped wireless Internet first go around. I mean if - there, you know, some people have access to telephonic Internet, you know, broadband. Some people have access to cable, broadband. There’s a lot of people don’t have access to either one or a practical access to either one.

Our radio based systems can fill a very, very important space. However, the cost of the equipment and the complexity of the installation is what blew that up four, five years ago. There was a lot of money being invested in wireless data at that time.

With our WiMax, with the price of silicon coming down the learning curve based on hundreds of millions of units for a WiFi, WiMax, etcetera.

The equipment side - the equipment cost is solved, and the WiMax standard is really the solution to the complexity of the installation. There should be no truck roll. It really has to be a device that you buy down at Best Buy. Bring it in and plug it in to a USB port and plug it into the wall, and that’s the end of it. And I think WiMax does that.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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So, I think wireless data will become a real practical possibility.

Will that be a challenge to the cellular guys? Probably not because they’re really selling mobility, and WiMax is really a stationary, you know, technology for the most part. So, I think, they coexist and I wouldn’t be surprised to see all the cellular carriers own the WiMax business.

(Neil Bratcher):	Okay, so it’s not something you think would slow down 3G investments?

Thomas Franza:	I - no, 3G is out in the front at this point. 3G is, you know, basically, those horses are out of the barn and they are running.

(Neil Bratcher):	Okay.

Thomas Franza:	I don’t think anything is going to stop that anymore.

(Neil Bratcher):	And then back on the ChargeSource side, as you mentioned, you know, you have those small form factor planar magnetics technology, are you seeing any signs that your principal competitor in this area has been able to produce a higher powered device with a form factor close to yours or is that still not on the market?

Thomas Franza:	No, we’ve seen - the products that we have seen from our competitor are of the conventional technology. They’re quite large and bulky and heavy. And we see no sign that they would be moving to the small form factor approach. And, you know, quite frankly, I think the learning curve is such that we’re talking several years even if someone wanted to challenge the IP that we own. It would take them several years to go there, so a completely different kind of technology.

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Moderator: Jennifer Beugelmans

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(Neil Bratcher):	And what’s the highest power device they seem to have on the market at this point?

Thomas Franza:	In AC and DC, the highest power device that we see is rated at 65 watts.

(Neil Bratcher):	Rated by whom?

Thomas Franza:	UL and TUV.

(Neil Bratcher):	Got you, okay.

And you’re already out with a 120?

Thomas Franza:	We have units that support up to 120, rated again for safety by TUV. And we are working on higher power units of the same size.

(Neil Bratcher):	Got you. Great, very helpful.

Thank you for letting me ask several questions.

Thomas Franza:	Thanks, (Neil).

Operator:	Ladies and gentlemen, if you have any additional questions, please press the star followed by the 1 on your telephone keypad.

I would like to remind you that if you’re using speaker equipment, we ask that you lift the handset before pressing the numbers.

One moment please, for the next question.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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And at this time, we have time for one more question. Our final question today comes from Larry Litton with Second Line Capital Management.

Please go ahead, Sir.

Larry Litton:	Dan, just a quick one.

Daniel Lutz:	Sure.

Larry Litton:	Typically, the first quarter would be a very easy close, what was the principal accounting hang-up with the review and the cause of the delay?

Daniel Lutz:	Well, the delay of the yearend’s conference call was…

Larry Litton:	Right.

Daniel Lutz:	…simply the auditors completing the review of the first quarter.

Larry Litton:	But what caused them to not be able to stick with the timetable?

Daniel Lutz:	You know, that’s probably, you know, inside baseball with respect with to the auditors. I’m not aware of the specific reasons of the delay. But again, we filed our Q on time. We simply had to delay the earnings conference call. So…

Larry Litton:	Okay, so nothing specific they were particularly concerned with that created a lot greater scrutiny or something?

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

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Daniel Lutz:	No, no, I think - you know, in the industry overall, I think, there’s a lot of attention being paid to public companies in their financial reporting. I think most things are taking longer and costing more, and Comarco’s experience really isn’t any different.

Larry Litton:	Okay.

Thanks a lot.

Daniel Lutz:	Sure.

Operator:	That concludes the question and answer session.

I would like to turn the conference back to management for any concluding comments.

Please go ahead.

Thomas Franza:	Well, thanks everyone for tuning in. And we look forward to continuing to execute on these exciting plans, and we’ll keep you posted from time to time as to our progress.

So thanks everyone and we’ll look forward to hearing from you soon. Take care.

Operator:	Ladies and gentlemen, that concludes the Comarco Incorporated Fiscal First Quarter 2005 Conference.

If you would like to listen to a replay of today’s conference, you may dial (303) 590-3000 or 1 (800) 405-2236 using pass code 11000792-pound.

COMARCO INCORPORATED

Moderator: Jennifer Beugelmans

06-14-04/4:00 pm CT

Confirmation #11000792

Thank you again for your participation on today’s conference, and you may now disconnect.

END